Exhibit 99.1


                 SigmaTron International, Inc. Reports
           Year-End Financial Results for Fiscal Year 2007


    ELK GROVE VILLAGE, Ill.--(BUSINESS WIRE)--July 13, 2007--SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal year ended April 30, 2007. Revenues increased 32.9 percent to $165.9 million in fiscal 2007 from $124.8 million in the prior year. Net income decreased to $1.70 million in fiscal 2007 compared to $1.88 million in fiscal 2006. Diluted earnings per share from continuing operations for the year ended April 30, 2007, were $0.44 compared to $0.48 in fiscal 2006.

    For the fourth quarter of fiscal 2007, revenues increased to $39.5 million compared to $34.5 million for the same quarter in the prior year. Diluted earnings per share from continuing operations for the fiscal 2007 fourth quarter were $0.17 per share compared to $0.06 per share for the same period of fiscal 2006.

    Commenting on SigmaTron's results, Gary R. Fairhead, President and Chief Executive Officer, said, "When comparing our fourth quarter to the third quarter of fiscal 2007 we can see some modest financial progress. Revenue for the fourth quarter was down 11% from the third quarter, yet net income was up 9.7 times. Clearly this is due in no small part to the poor performance in the third quarter, but I believe it also reflects two other events. The first is that the integration of Able Electronics into SigmaTron is now finished. The second is that the European Economic Community July 1, 2006 deadline for completing the transition to the RoHS standard created almost chaotic conditions for SigmaTron through much of 2006. That transition, largely completed by the end of our fiscal first quarter of fiscal 2007, was immediately followed by a sharp increase in revenues during the second and third quarters, creating significant inefficiencies in our supply chain, operations and many customers' forecasts.

    "When comparing fiscal 2007 to 2006, we experienced continued revenue growth with a small decline in net income. The revenue growth was driven by the following: 1) inclusion of customers from the Able acquisition for a full year versus ten months, 2) short term demand increases related to the RoHS conversion, which have now run their course, 3) organic growth from existing customers and 4) several new significant customers.

    "During fiscal 2007 net income was negatively impacted by the following: 1) the operating inefficiencies caused by the RoHS conversion required by many customers, 2) the longer than expected integration of Able Electronics into SigmaTron, 3) increased raw material cost related to the RoHS conversion, soaring commodity prices and increased transportation costs, 4) continuous pricing pressures from customers, 5) increasing regulatory costs and 6) increased interest expense directly tied to increases in working capital requirements.

    "For fiscal 2007, we saw continued satisfactory results from our Acuna, Mexico and Suzhou-Wujiang, China operations. Both operations are growing in size and as reported in the last quarter, we are looking at increasing the Acuna operation and facility. China has started to modestly expand its customer base, and received its first intra-China order just before the end of fiscal 2007. Elk Grove Village had a significantly better fiscal 2007 than 2006 from a financial perspective. Much of their results were tied to the RoHS conversion and customers' request for geographical proximity during the transition. While we expect some of Elk Grove Village's revenue to migrate to some of our offshore locations during fiscal 2008, we have other opportunities for the operation and we fully expect Elk Grove Village to be a positive contributor to our fiscal 2008 financial results. Finally, our Taiwan branch grew slightly during fiscal 2007. It continues to add value to our supply chain, and we are exploring ways to create income from its supply chain knowledge and experience.

    "Our Tijuana, Mexico and Hayward, California operations did not perform to expectations during fiscal 2007. The integration of those operations took longer than anticipated, and we had to put in place new systems and in some areas new personnel. The integration is now complete and we have clearly made financial progress at both operations during the fourth quarter. Real challenges remain for both operations, as well as the entire company, but it appears we are heading in the right direction.

    "Our company remains well positioned for an electronic manufacturing services company our size, and we believe we will continue to be attractive to our current customers as well as new customers. I believe we will be able to attract new and significant relationships. However, pricing pressures abound, and our marketplace remains very competitive. Our expectation is that we have gotten some of our challenges behind us, and even though we are heading into a slower quarter we are positioned to build on the momentum we experienced at the end of fiscal 2007."

    Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois, Acuna and Tijuana, Mexico, Hayward, California and Suzhou-Wujiang, China. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Taipei, Taiwan.

    Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expects," "believe," "plans," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of SigmaTron (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including our continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese or Taiwanese regulations affecting the Company's business; the continued stability of the U.S., Mexican, Chinese and Taiwanese economic systems, labor and political conditions; and the ability of the Company to manage its growth, including its expansion into China. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of this press release and the Company undertakes no obligation to update such statements in light of future events or otherwise.

    Financial tables to follow...




CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                 Three Months Three Months Twelve Months Twelve Months
                     Ended        Ended        Ended         Ended
                  April 30,    April 30,     April 30,     April 30,
                     2007         2006         2007          2006
                 ------------ ------------ ------------- -------------

  Net sales       $39,506,066  $34,518,861  $165,909,106  $124,786,476

  Cost of
   products sold   34,764,577   30,959,190   148,150,350   109,986,377
                 ------------ ------------ ------------- -------------

  Gross profit      4,741,489    3,559,671    17,758,756    14,800,099

  Selling and
   administrative
   expenses         3,236,421    2,955,630    12,872,353    10,925,646
                 ------------ ------------ ------------- -------------

  Operating
   income           1,505,068      604,041     4,886,403     3,874,453

  Other expense
   (income) -net      620,830      234,755     2,291,900     1,012,566
                 ------------ ------------ ------------- -------------

  Income from
   continuing
   operations
   before income
   tax and
   interest of
   affiliate          884,238      369,286     2,594,503     2,861,887

  Income tax
   expense            229,166      144,014       896,179       935,589
                 ------------ ------------ ------------- -------------

  Income from
   continuing
   operations         655,072      225,272     1,698,324     1,926,298

  Minority
   interest in
   affiliate                -            -             -             -
                 ------------ ------------ ------------- -------------

  Income before
   discontinued
   operations         655,072      225,272     1,698,324     1,926,298

  Loss from
   operations of
   discontinued
   Las Vegas
   location                 -     (12,648)             -      (72,403)

  Income tax
   benefit                  -      (4,933)             -      (28,237)
                 ------------ ------------ ------------- -------------

  (Loss) income
   on
   discontinued
   operation                -      (7,715)             -      (44,166)
                 ------------ ------------ ------------- -------------

  Net income         $655,072     $217,557    $1,698,324    $1,882,132
                 ============ ============ ============= =============

  Net income per
   common share -
   continuing
   operations           $0.17        $0.06         $0.45         $0.51

  Net income per
   common share -
   discontinued
   operations           $0.17        $0.00         $0.45       ($0.01)
                 ------------ ------------ ------------- -------------

  Net income per
   common share -
   basic                $0.17        $0.06         $0.45         $0.50
                 ============ ============ ============= =============

  Net income per
   common share -
   assuming
   dilution             $0.17        $0.06         $0.44         $0.48
                 ============ ============ ============= =============


  Weighted
   average number
   of common
   equivalent
   shares
   outstanding -
   assuming
   dilution         3,885,055    3,905,791     3,879,155     3,894,731
                 ============ ============ ============= =============



CONDENSED CONSOLIDATED BALANCE SHEETS


                  April 30,    April 30,
                     2007         2006
                 ------------ ------------

  Current assets  $66,663,956  $55,362,530

  Machinery and
   equipment-net   30,971,107   30,544,307

  Intangible
   assets           1,461,772    2,186,350
  Goodwill          9,298,945    9,298,945
  Other assets      1,006,126    1,548,240
                 ------------ ------------

  Total assets   $109,401,906  $98,940,372
                 ============ ============

  Liabilities and
   shareholders'
   equity

  Current
   liabilities     23,790,708   21,029,469

  Long-term
   obligations     35,870,177   30,016,092

  Stockholders'
   equity          49,741,021   47,894,811
                 ------------ ------------

  Total
   liabilities
   and
   stockholders'
   equity        $109,401,906  $98,940,372
                 ============ ============



    CONTACT: SigmaTron International, Inc.
             Linda K. Blake
             1-800-700-9095